EXHIBIT 97

Ur-Energy Inc.

Executive Compensation Clawback Policy

Purpose

This Clawback Policy (this “Policy”) has been adopted by the Compensation Committee of the Board of Directors (the “Committee”) of Ur-Energy Inc. (the “Company”) effective as of October 26, 2023 (the “Effective Date”). The purpose of this Policy is to provide the Committee with the ability to recover “Incentive Compensation” (as defined below) in the event of a restatement of the financial statements of the Company due to a material non-compliance with any financial reporting requirement under the securities laws (such event, a “Triggering Event”). Upon the occurrence of a Triggering Event, the Company may seek recovery of Incentive Compensation received by any “Covered Employee” (as defined below) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, that would not otherwise have been paid to a Covered Employee if the correct performance data had been used to determine the amount payable.

The Company’s Board of Directors (the “Board”) or the Committee shall have full authority to interpret and enforce the Policy (to the extent administering this Policy, the Board or the Committee is referred to herein as the “Administrator”).

For purposes of this Policy, “Company” shall include any subsidiary or affiliate of the Company.

Covered Employees

For purposes of this Policy, “Covered Employee” is defined as the Company’s current and former executive officers, as determined by the Administrator in accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the national securities exchange on which the Company’s securities are listed, and any other employee of the Company and its subsidiaries designated by the Administrator.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any of the following, provided that, such compensation that is granted, earned, or vested wholly or in part upon the attainment of a financial reporting measure: (1) the amount of (or payment or value received with respect to) a Covered Employee’s annual incentive awards under the Company’s short-term incentive plan or program; (2) the stock options, restricted share units, and performance-based equity or equity- based awards (or any amount attributable to such awards) to the Covered Employee under the Company’s equity incentive plans or other long-term incentive plans or programs; and (3) any other incentive-based compensation in respect of any Company plan or agreement. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, but not limited to, the following: (1) stock price; (2) total shareholder return; (3) revenue; (4) net income; (5) EBITDA; (6) funds from operations; (7) liquidity measures such as working capital or operating cash flow; (8) return measures such as return on invested capital or return on assets; (9) earnings measures such as earnings per share; and (10) any other financial measures as determined by the Administrator.

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Amount Subject to Recovery

If the Administrator determines that Incentive Compensation of a Covered Employee was overpaid, in whole or in part, as a result of a restatement of the financial statements of the Company due to material non-compliance with financial reporting requirements under the securities laws, the Administrator will review the Incentive Compensation paid, granted, vested or accrued based on the prior inaccurate results.

As permitted by applicable law, the Administrator will seek to recover or cancel the excess, if any, of (i) any Incentive Compensation paid or accrued based on the belief that the Company had met or exceeded performance thresholds, over (ii) the Incentive Compensation that would have been paid or granted to the Covered Employee, or the Incentive Compensation in which the Covered Employee would have vested, had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable (the “Overpayment”).

The Administrator may make determinations of Overpayment at any time through the end of the third fiscal year following the year for which the inaccurate performance criteria were attained; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed.

If the Administrator cannot determine the amount of the Overpayment directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. For Incentive Compensation based on stock price or total shareholder return, where the amount of Overpayment is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received and (B) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange on which the Company’s securities are listed as required by the listing standards of such national securities exchange.

Recovery Process

If the Administrator determines to seek recovery of a Covered Employee’s Incentive Compensation under this Policy, the Company shall have the right to demand that the Covered Employee repay such Incentive Compensation to the Company. In addition, the Administrator may seek to recover any shares issued in connection with such Incentive Compensation and to require the Covered Employee to pay to the Company the proceeds resulting from the sale or other disposition of shares issued upon the exercise of options or the settlement or vesting of equity awards.

To the extent the Covered Employee does not reimburse the Company for the demanded Incentive Compensation, the Company shall have the right to enforce the repayment through the reduction or cancellation of outstanding and future Incentive Compensation and, if necessary or desirable, to sue for repayment. To the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Overpayment, as determined by the Administrator.

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No Additional Payments

In no event shall the Company be required to award Covered Employees an additional payment if the restated or accurate financial results would have resulted in a higher Incentive Compensation payment.

No Indemnification

The Company shall not indemnify any Covered Employee against the loss of any incorrectly awarded Incentive Compensation.

Administration of Policy

The Administrator shall have the exclusive power and authority to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy, including, without limitation, any determination as to: (a) whether a Triggering Event has occurred; and (b) what constitutes Incentive Compensation. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Committee Determination Final

Any actions, interpretations and determination by the Administrator (or by any officer of the Company to whom enforcement authority has been delegated) in good faith with respect to this Policy shall be final, conclusive and binding on all interested parties.

Impracticability

The Administrator shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Administrator in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Amendment and Termination

The Board or the Committee may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, terminate this Policy in whole or part, or adopt a new policy relating to recovery of Incentive Compensation with such terms as the Committee or the Board determine in their sole discretion to be appropriate.

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Application of Policy

This Policy applies to all Incentive Compensation granted, paid or credited by the Company. Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

Other Recoupment Rights

The Administrator intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Employee that is required pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement, any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of the Policy), and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.

Effective Date

This Policy shall be effective as of the Effective Date and shall apply to any Incentive Compensation that is received (as such term is defined by Rule 10D-1(d) promulgated under the Exchange Act) by the Covered Employee on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual.

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